UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 25, 2017

LONG ISLAND ICED TEA CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37808	47-2624098
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

116 Charlotte Avenue, Hicksville, NY 11801

(Address of Principal Executive Offices) (Zip Code)

(855) 542-2832

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On January 25, 2017, Long Island Iced Tea Corp. (the “Company”) entered into a selling agent agreement (the “Selling Agent Agreement”) with Alexander Capital, L.P. (the “Placement Agent”). Under the Selling Agent Agreement, the Placement Agent agreed to act as the placement agent, on a “best efforts” basis, for an offering (the “Offering”) of up to 345,090 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), with up to 268,750 of the Shares being offered to the public at a public offering price of $4.00 per share and up to 76,340 of the Shares being offering to the Company’s officers and directors at $4.10 per share, the closing bid price of the Common Stock on January 24, 2017.

The Company agreed to pay the Placement Agent fees totaling 8.0% of the aggregate gross proceeds from the sale of the Shares; provided, however, that the fees paid to the Placement Agent with respect to gross proceeds raised from purchasers introduced by the Company to the Placement Agent will be only 2.0%. The Company also agreed to reimburse the Placement Agent for up to $10,000 of the fees and expenses of its counsel and for its other reasonable, documented out-of-pocket expenses, up to an aggregate maximum of $20,000, subject to any limitation imposed by FINRA rules, regulations or interpretations. The Selling Agent Agreement contains customary representations and warranties and covenants of the Company and is subject to customary closing conditions. In addition, the Company has agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the Placement Agent may be required to make for these liabilities.

On January 25, 2017, the Company also entered into a subscription agreement (a “Subscription Agreement”) with each of the purchasers in the Offering. Under the Subscription Agreements, the purchasers agreed to purchase all the Shares offered by the Company. The Subscription Agreements are subject to the same closing conditions as the Selling Agent Agreement.

The Company anticipates that the Offering will close on January 30, 2017, subject to the satisfaction or waiver of the closing conditions. After deducting the estimated fees and expenses payable by the Company in connection with the Offering, including an estimated $73,260 in fees and reimbursable expenses payable to the Placement Agent, the net proceeds to the Company are expected to be approximately $1,281,740.

The Offering is being made pursuant to the Company’s existing shelf registration statement on Form S-3 (File No. 333-213874), which was filed with the Securities and Exchange Commission (“SEC”) on September 30, 2016 and declared effective by the SEC on October 14, 2016, and will be described in more detail in a prospectus supplement dated January 25, 2017 and the accompanying base prospectus dated October 14, 2016.

Upon closing of the Offering, after taking into account the Company’s public offering of Common Stock completed on December 27, 2016, the Company will have completed equity raises with gross proceeds of more than $3,000,000. As a result, upon the closing of the Offering, pursuant to the previously disclosed terms of the consulting agreement with Julian Davidson, the Company’s Executive Chairman, the Company will grant Mr. Davidson 20,000 shares of Common Stock and will grant Mr. Davidson an option to purchase 71,686 shares of Common Stock at an exercise price equal to the market price on the date of grant.

The Selling Agent Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Selling Agent Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Selling Agent Agreement.

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The Selling Agreement is attached hereto as Exhibit 1.1, and is incorporated herein by reference. A copy of the opinion of Graubard Miller relating to the legality of the issuance and sale of the securities in the Offering is attached hereto as Exhibit 5.1. The foregoing description of the Offering by the Company and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 8.01.	Other Events.

On January 25, 2017, the Company issued a press release announcing that it had signed the Subscription Agreements. The press release is attached to this Current Report as Exhibit 99.1.

Item 9.01.	Financial Statement and Exhibits.

(d)	Exhibits:

Exhibit	Description

1.1	Selling Agent Agreement, dated January 25, 2017 between Long Island Iced Tea Corp. and Alexander Capital, L.P.

5.1	Opinion of Graubard Miller.

23.1	Consent of Graubard Miller (included as part of Exhibit 5.1).

99.1	Press release dated January 25, 2017.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 25, 2017

LONG ISLAND ICED TEA CORP.

By:	/s/ Philip Thomas
Name:	Philip Thomas
Title:	Chief Executive Officer

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